CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Del Webb Corporation:


We consent to incorporation by reference in the Registration Statements (Nos. 33-12023, 2-78336, 33-32309, 33-10228, 33-46720, 33-46704, 33-6564, 33-52725,
33-65161 and 33-65163 on Forms S-8 and No. 33-60089 on Form S-3) of Del Webb Corporation of our report dated August 16, 1996, relating to the consolidated balance sheets of Del Webb Corporation and subsidiaries as of June 30, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended June 30, 1996 which appears in the June 30, 1996 annual report on Form 10-K of Del Webb Corporation. Our report refers to a change in the method of accounting for long-lived assets.




                                                KPMG Peat Marwick LLP

Phoenix, Arizona
September 10, 1996